Prospectus Supplement                         Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated September 18, 2002)            Registration No. 333-99603



                                  [EUROPEAN
                                  INVESTMENT
                                  BANK LOGO]



                  EURO AREA REFERENCE NOTE ISSUANCE FACILITY


                              SERIES NO: 1620/01


               EUR 4,000,000,000 4.625 PER CENT. EARNS DUE 2020


                         Issue Price: 98.958 per cent.



ABN AMRO                            Citigroup                     Deutsche Bank


                              UBM-UniCredit Banca Mobiliare

Barclays Capital                              ING Financial Markets
BNP PARIBAS                                   JPMorgan
CALYON                                        Lehman Brothers
CDC IXIS Capital Markets                      Merrill Lynch & Co
Credit Suisse First Boston                    Morgan Stanley
Dresdner Kleinwort Wasserstein                Nomura Securities
Goldman Sachs International                   Nordea
HSBC CCF                                      SG Corporate & Investment Banking
                          UBS Investment Bank





            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 8, 2004

This Prospectus Supplement, under which the EARNs described herein (the "EARNs") are issued, is supplemental to, and should be read in conjunction with, the Prospectus (the "Prospectus") dated September 18, 2002 issued in relation to the Euro Area Reference Note Issuance Facility of European Investment Bank ("EIB"). Terms defined in the Prospectus have the same meaning in this Prospectus Supplement. The EARNs will be issued on the terms of this Prospectus Supplement read together with the Prospectus. EIB accepts responsibility for the information contained in this Prospectus Supplement which, when read together with the Prospectus, contains all information that is material in the context of the issue of the EARNs.

This Prospectus Supplement does not constitute, and may not be used for the purposes of, an offer of, or an invitation by or on behalf of anyone to subscribe or purchase any of the EARNs unless accompanied by the Prospectus.

This Prospectus Supplement is referred to as a "Prospectus Supplement" for the purpose of registration with the United States Securities and Exchange Commission and corresponds to a "Pricing Supplement" under the European Area Reference Note Issuance Facility of EIB dated January 3, 2002, as defined in the Agency Agreement dated as of January 3, 2002, between EIB and BNP Paribas Securities Services, Luxembourg Branch.

Application has been made for the EARNs to be listed on the Luxembourg Stock Exchange and Euronext Paris.

In connection with this issue, ABN AMRO Bank N.V., or any person acting for it, may over-allot or effect transactions with a view to supporting the market price of the EARNs at a higher level than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on ABN AMRO Bank N.V., or any person acting for it, to do this.
Such stabilising, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

The terms of the EARNs and additional provisions relating to their issues are as follows:

   1  Series No:                             1620

   2  Tranche No:                            01

   3  ISIN (European Global Note):           XS0196448129

   4  Common Code (European Global Note)     019644812

   5  Common Code (DTC Global Note)          N/A

   6  ISIN (DTC Global Note)                 US298785DF01

   7  CUSIP (DTC Global Note)                298785DF0

   8  Currency:                              EUR

   9  Principal Amount of Tranche:           4,000,000,000

  10  Issue Date:                            July 15, 2004

  11  Denomination:                          EUR 1,000

  12  Interest Commencement Date:            July 15, 2004

  13  Interest rate:                         4.625 per cent. per annum

  14  Reference Rate (Floating Rate EARNs):  N/A

  15  Margin Floating Rate EARNs):           N/A

  16  Relevant Screen Page (Floating Rate    N/A
      Targeted EARNs):

  17  Interest Payment Date(s):              April 15 of each year to holders
                                             of EARNs as of the Record Date,
                                             beginning on April 15, 2005.
                                             (First Short Coupon for the
                                             period from and including the
                                             Issue Date to but excluding
                                             April 15, 2005). The Record Date
                                             may be changed by agreement
                                             among EIB, the Fiscal Agent and
                                             all applicable securities
                                             clearing systems

  18  Maturity Date:                         April 15, 2020

  19  Details of any other additions or      N/A
      variations to the Conditions (if
      applicable):

  20  Details of any additions or variations EARNs are being offered pursuant
      to the selling restrictions:           to a Registration Statement
                                             filed with the United States
                                             Securities and Exchange
                                             Commission

  21  The Agents appointed in respect of     BNP Paribas Securities Services,
      the EARNs:                             Luxembourg Branch as Fiscal
                                             Agent, Principal Paying Agent,
                                             Registrar and Luxembourg Listing
                                             Agent

                                             BNP Paribas Securities Services
                                             S.A. as Paris Paying Agent

                                             BNP Paribas, as Paris Listing
                                             Agent

  22  Listing:                               Luxembourg and Euronext Paris

  23  Selling Commission:                    N/A

  24  Management and Underwriting            0.175 per cent. of the principal
      Commission:                            amount of the EARNs

  25  Method of issue of EARNs:              Syndicated Issue

  26  The following Dealers are subscribing
      the EARNs:

      Joint Lead Managers and Joint          ABN AMRO Bank N.V.
      Bookrunners:
                                             Citigroup Global Markets Limited

                                             Deutsche Bank AG London

      Senior Co-Lead Manager:                UniCredit Banca Mobiliare S.p.A.

      Co-Lead Managers:                      Barclays Bank PLC

                                             BNP PARIBAS

                                             CALYON S.A.

                                             CDC IXIS Capital Markets

                                             Credit Suisse First Boston
                                             (Europe) Limited

                                             Dresdner Bank Aktiengesellschaft

                                             Goldman Sachs International

                                             HSBC Bank plc

                                             ING Belgium S.A.

                                             J.P. Morgan Securities Ltd.

                                             Lehman Brothers International
                                             (Europe)

                                             Merrill Lynch International

                                             Morgan Stanley & Co.
                                             International Limited

                                             Nomura International plc

                                             Nordea Bank Danmark A/S

                                             Societe Generale

                                             UBS Limited

      Selling Group:                         N/A

   27  Clearing Systems:                     Euroclear Bank S.A./N.V., as
                                             operator of the Euroclear System

                                             Clearstream Banking, societe
                                             anonyme (Clearstream,
                                             Luxembourg)

                                             The Depository Trust Corporation
                                             ("DTC")

                                             Euroclear France

                                  SEC FILINGS


          This Prospectus Supplement incorporates by reference the documents listed below that EIB previously filed with the Commission. They contain important information about us.

Annual Reports on Form 18-K.........    o   For the fiscal year ended December
                                            31, 2003

                                        o   For the fiscal year ended December
                                            31, 2002

Amendments on Form 18-K/A...........    o   Amendment No. 1 to the Annual Report
                                            for the fiscal year ended December
                                            31, 2002 on Form 18-K/A dated July
                                            14, 2003

                                        o   Amendment No. 2 to the Annual Report
                                            for the fiscal year ended December
                                            31, 2002 on Form 18-K/A dated
                                            October 1, 2003

          EIB incorporates by reference additional documents that it may file with the Commission between the date of this Prospectus Supplement and the termination of the offering of the EARNs. These documents include periodic reports, such as Annual Reports on Form 18-K and amendments on Form 18-K/A.

                                    EXPERTS

          The financial statements incorporated in this Prospectus Supplement by reference to the 2003 Annual Report on Form 18-K, the 2002 Annual Report on Form 18-K and the Amendment No.1 to the 2002 Annual Report on Form 18-K/A have been incorporated in reliance on the reports of Ernst & Young, societe anonyme, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                              GENERAL INFORMATION


1. The issuance of the EARNs was duly authorized by EIB pursuant to a decision of its Board of Directors made on December 17, 2003, and decisions of its Management Committee made on June 15, 2004 and July 7, 2004.

2. A copy of the current, and any future, annual report of EIB may be obtained free of charge by the holders of the EARNs at the office of BNP Paribas Securities Services, Luxembourg Branch or BNP Paribas, Paris. Any documents filed by EIB with the United States Securities and Exchange Commission (the "Commission") and incorporated into this Prospectus Supplement and the accompanying Prospectus by reference are available for inspection by the holders of the EARNs at the office of BNP Paribas Securities Services, Luxembourg Branch or BNP Paribas, Paris. Documents we have filed with the Commission after November 4, 2002 are also available to the public via the Securities and Exchange Commission's website at www.sec.gov.

                              RECENT DEVELOPMENTS

          The Member States of the European Union have adopted a directive regarding the taxation of savings income. Pursuant to the directive each Member State will be required to provide to the tax authorities of another Member State details of payments of interest made by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments. Investors should rely on their own analysis of the directive and respective laws and should take advice from appropriate legal or taxation professionals.

PROSPECTUS

                                    [EUROPEAN
                                   INVESTMENT
                                   BANK LOGO]



                        100, Boulevard Konrad Adenauer
                               L-2950 Luxembourg
                           Grand Duchy of Luxembourg
                                 (352) 4379-1
                 --------------------------------------------
                 European Investment Bank may offer and sell:

                      EURO AREA REFERENCE NOTES ("EARNs")
                       under the EARN ISSUANCE FACILITY
                 --------------------------------------------

     o The European Investment Bank from time to time may offer its EARNs (as defined above) denominated in euro.

     o The EARNs will be offered from time to time in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus.

     o The EARNs will be unconditional, direct and general obligations of EIB in accordance with their terms for their payment and performance.

     o We will provide specific terms of the EARNs in supplements to this Prospectus. You should read this Prospectus and any supplement carefully before you invest.

     o This Prospectus may be used to offer and sell EARNs only if accompanied by the Prospectus Supplement for those EARNs.


                 --------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Prospectus or determined that this Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

              The date of this Prospectus is September 18, 2002

                                TABLE OF CONTENTS
                                                                         Page

ABOUT THIS PROSPECTUS......................................................3
WHERE YOU CAN FIND MORE INFORMATION........................................3
THE EUROPEAN INVESTMENT BANK...............................................5
ADMINISTRATION.............................................................6
LEGAL STATUS...............................................................6
USE OF PROCEEDS............................................................6
SUMMARY OF THE FACILITY....................................................7
DESCRIPTION OF SECURITIES..................................................9
BOOK-ENTRY SYSTEM.........................................................13
CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS...........................17
UNITED STATES TAXATION....................................................18
VALIDITY OF THE SECURITIES................................................21
EXPERTS...................................................................21
ADDITIONAL INFORMATION....................................................22
AUTHORIZED AGENT IN THE UNITED STATES.....................................26

In recent years there have been significant changes in the relative values of the euro and other currencies. To date such changes in relative currency values have not had an adverse effect on EIB's financial condition. EIB is unable to predict any future effect of such currency conditions on its financial condition. For additional information regarding exchange rates, see "Currency Conversions and Foreign Exchange Risks" and Notes to the Financial Statements in Exhibit I to EIB's Annual Reports on Form 18-K referred to below.

References in this Prospectus to "euro" and "EUR" are to the lawful currency of the member states of the European Union who are participants in the third stage of economic and monetary union. References in this Prospectus to "U.S. Dollars", "U.S.$", "dollar" or "$" are to the lawful currency of the United States.

                              ABOUT THIS PROSPECTUS

This Prospectus is part of a Registration Statement (the "Registration Statement") that we filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act") utilizing a "shelf" registration process.

This Prospectus provides you with a general description of the EARNs we may offer. Each time we sell EARNs, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 3 of this Prospectus.

You should rely only on the information provided in this Prospectus and in any Prospectus Supplement including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted.
You should not assume that the information in this Prospectus, any Prospectus Supplement, or any incorporated document is accurate at any date other than the date indicated on the cover page of that document.

                       WHERE YOU CAN FIND MORE INFORMATION

The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about the EARNs. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Prospectus.

In addition, we file reports and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Commission:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission allows us to "incorporate by reference" information into this Prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by information that is included directly in this document.

This Prospectus incorporates by reference the documents listed below that EIB previously filed with the Commission. They contain important information about us.

SEC Filings


Annual Reports on Form 18-K.....  o For the fiscal year ended December 31, 2001

                                  o For the fiscal year ended December 31, 2000


EIB incorporates by reference additional documents that it may file with the Commission between the date of this Prospectus and the termination of the offering of the securities. These documents include periodic reports, such as Annual Reports on Form 18-K and amendments on Form 18-K/A.

You can obtain any of the documents incorporated by reference in this document through us, or from the Commission. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents incorporated by reference in this Prospectus, by requesting them in writing or by telephone from us at the following address and telephone number: Capital Markets Department

                            European Investment Bank
                         100, Boulevard Konrad Adenauer
                               L-2950 Luxembourg,
                            Grand Duchy of Luxembourg
                             Telephone: (352) 4379-1

If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                          THE EUROPEAN INVESTMENT BANK


INTRODUCTION

European Investment Bank ("EIB") is an autonomous public institution established by the Treaty (as defined below). EIB's capital is subscribed by the Member States of the European Union (the "EU"). EIB grants loans and guarantees to finance investment projects, utilizing its own capital resources and borrowings on capital markets. EIB is situated at 100, Boulevard Konrad Adenauer, L-2950 Luxembourg, Grand Duchy of Luxembourg.

"Treaty" means the Treaty of Rome of March 25, 1957 establishing the European Economic Community as amended and supplemented by the Treaty of Maastricht of February 7, 1992 establishing the European Union and the Treaty of Amsterdam of October 2, 1997.

MISSION

Under the Treaty, the purpose of EIB is to contribute to the balanced and steady development of a common market among Member States. To that end, operating on a non-profit-making basis, EIB is required by the Treaty to grant loans and give guarantees for projects which develop the less-developed regions of the EU and, where the projects are of such size or nature that they cannot be entirely financed from resources available in the individual Member States, for projects which modernize or develop undertakings or develop new activities, or which are of common interest to several Member States. In addition, EIB grants loans and gives guarantees for projects outside the EU, generally within the framework of agreements between the EU and non-Member States.

Constitution and Membership

EIB is separate from the EU institutions and it has its own governing bodies, sources of revenues and financial operations and is solely responsible for its indebtedness. EIB is governed by the provisions of the Treaty, the Statute of EIB, as amended, which is annexed as a protocol to the Treaty, and the Protocol on the Privileges and Immunities of the European Communities.


The members of EIB are the fifteen Member States of the EU and the following table sets out the share of each Member State in the subscribed capital of EIB at September 12, 2002.

COUNTRY                            EUR                               PERCENTAGE

Germany                            17,766,355,000                    17.766
France                             17,766,355,000                    17.766
Italy                              17,766,355,000                    17.766
United Kingdom                     17,766,355,000                    17.766
Spain                              6,530,656,000                     6.531
Belgium                            4,924,710,000                     4.925
Netherlands                        4,924,710,000                     4.925
Sweden                             3,267,057,000                     3.267
Denmark                            2,493,522,000                     2.494
Austria                            2,444,649,000                     2.445
Finland                            1,404,544,000                     1.404
Greece                             1,335,817,000                     1.336
Portugal                           860,858,000                       0.861
Ireland                            623,380,000                       0.623
Luxembourg                         124,677,000                       0.125
Total                              100,000,000,000                   100.000


The Board of Directors of EIB may require payment of the balance of the subscribed capital, to such extent as may be required by EIB to meet its obligations towards those who have made loans to it. Each Member State shall make this payment in proportion to its share of the subscribed capital in the currencies required by EIB to meet these obligations.

                                ADMINISTRATION

EIB is directed and managed by a Board of Governors, a Board of Directors and a Management Committee.

The Board of Governors consists of government ministers, usually ministers of finance, appointed by the Member States.

The Board of Directors is composed of 25 Directors and 13 Alternate Directors, each appointed by the Board of Governors on nomination by the Member States and the Commission of the European Union.

The Management Committee consists of the President and Vice-Presidents appointed for a period of six years by the Board of Governors on a proposal from the Board of Directors.

                                 LEGAL STATUS

EIB has a legal personality and possesses in each Member State the most extensive legal capacity accorded to legal persons under the laws of each such Member State. It may acquire and transfer property and sue and be sued in its own name.

EIB and its assets, revenue and other property are exempt from all direct taxes of the Member States. EIB is also exempt from any fiscal charges in respect of increases in its subscribed capital or paid-in capital and from any related formalities in the Member State in which EIB has its seat. The activities of EIB carried out under the terms of the Statute may not be the subject of any turnover tax in the Member States.

The Treaty provides that the Court of Justice of the European Communities (the "Court of Justice") has exclusive jurisdiction in certain cases involving the fulfilment by Member States of their obligations under the Statute and the lawfulness of measures adopted by the Board of Governors and EIB's Board of Directors. Subject to the foregoing exclusive jurisdiction of the Court of Justice, any litigation between EIB and its creditors or debtors, including claims based on guarantees made by Member States, may be determined by competent national courts. The property and assets of EIB within the Member States are not, except by judicial decision and with the authorization of the Court of Justice, subject to attachment or to seizure by way of execution.


                               USE OF PROCEEDS

The net proceeds of the sale of the EARNs will be used in the general operations of EIB.

                             SUMMARY OF THE FACILITY

The following summary is qualified in its entirety by the remainder of this Prospectus.

ISSUER:                      European Investment Bank.

DESCRIPTION:                 Euro Area Reference Note Issuance Facility.

ARRANGERS:                   ABN AMRO Bank N.V. and BNP Paribas. EIB may from
                             time to time terminate the appointment of any Arranger under the Facility or appoint additional
                             Arrangers in respect of the whole Facility.

DEALERS: Dealers who have acceded to the Dealer Agreement dated as of 3rd January, 2002.

FISCAL AGENT:                BNP Paribas Luxembourg or such other or further
                             fiscal agent as appointed from time to time by EIB.

METHOD OF ISSUE:             The EARNs will be issued on a syndicated or
                             non-syndicated basis or by any other method agreed by EIB and the relevant dealer(s). The
                             EARNs will be issued in series (each a "Series") having one or more issue dates and, other than the Issue Price and accrued interest, if any, on terms otherwise identical. Each Series may be issued in tranches (each a "Tranche") on the same or different issue dates to be consolidated and form a single series of EARNs. The specific terms of each Tranche (which will be supplemented, where necessary, with supplemental terms and conditions and, save in respect of issue date, issue price, accrued interest (if any) and principal amount of the Tranche, will be identical to the terms of other Tranches of the same Series) will be set out in a Prospectus
                             Supplement to this Prospectus.

ISSUE PRICE:                 EARNs may be issued at their principal amount or
                             at a discount or premium to their principal amount.

FORM OF EARNS                The EARNs (other than those EARNs registered
                             under the Securities Act) may be issued in bearer form only. Each Tranche of EARNs will be represented by one or more permanent Global
                             EARNs. Individual definitive EARNs will not be issued.

CLEARING SYSTEMS:            The Depositary Trust Company, Clearstream,
                             Luxembourg, Euroclear and, in relation to any Series, such other clearing system as specified in the relevant Prospectus Supplement as may be agreed between EIB, the Fiscal Agent and the relevant Dealers.

INITIAL DELIVERY OF EARNS:   On or before the issue date for each Tranche, a
                             Global EARN will be deposited with a common depositary for Euroclear and Clearstream,
                             Luxembourg, and a registered Global EARN will be deposited with a custodian for The Depositary
                             Trust Company. Global EARNs may also be deposited with any other clearing system as specified in the relevant Prospectus Supplement.

CURRENCY:                    The EARNs will only be issued in euro.

MATURITIES:                  366 days or over.

DENOMINATIONS:               EARNs will be in the denomination of EUR 1,000
                             unless otherwise specified in the relevant
                             Prospectus Supplement.

INTEREST:                    Fixed interest will be payable annually in arrear
                             on February 15, April 15, or such other date in each year as shall be specified in the relevant
                             Prospectus Supplement, EIB may also issue non-interest bearing and floating rate interest
                             EARNs.

PURCHASE OF EARNS:           EIB may at any time purchase EARNs in the open
                             market or otherwise at any price. Any EARNs so purchased may be sold or canceled at EIB's discretion.

STATUS OF EARNS:             EARNs will constitute unconditional, direct and
                             general obligations of EIB all as described in "Terms and Conditions of the EARNs - Status and
                             Negative Pledge".

NEGATIVE PLEDGE:             See "Terms and Conditions of the EARNs - Status
                             and Negative Pledge".

CROSS DEFAULT:               See "Terms and Conditions of the EARNs -
                             Default".

GOVERNING LAW:               Luxembourg Law.

LISTING: The Luxembourg Stock Exchange and as otherwise specified in the relevant Prospectus Supplement.

TAXATION:                    Payments will be subject in all cases to any
                             fiscal or other laws and regulations applicable thereto.

                            DESCRIPTION OF SECURITIES

There follows the text of the terms and conditions to which (subject to completion and amendment by the relevant Prospectus Supplement) the EARNs of any Series the first Tranche of which is issued after September 13, 2002 will be subject. The EARNs are issued pursuant to an Agency Agreement dated January 3, 2002 (as amended or supplemented as at the date of issue of the EARNs (the "Issue Date")) between EIB, BNP Paribas Luxembourg, as Fiscal Agent, and the other agents named in it (the "Agency Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to those terms in the Agency Agreement.

The fiscal agent and the paying agents for the time being (if any) are referred to below, respectively, as the "Fiscal Agent" and the "Paying Agents" (which expression shall include the Fiscal Agent). Certain statements in this "Description of Securities" are summaries of, and are subject to, the detailed provisions of the Agency Agreement. The holders of the EARNs are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Agency Agreement applicable to them.

Copies of the forms of EARNs and the Agency Agreement with respect thereto are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. Copies of the Agency Agreement are also available for inspection at the specified offices of each of the Paying Agents.

1. FORM, DENOMINATION AND TITLE

The EARNs are issued in either bearer or registered form in the denomination of EUR 1,000.

2. INTEREST

(a)  INTEREST ON FIXED RATE EARNS

     The fixed rate EARNs bear interest on the nominal amount of the EARNs from the Issue Date at the Interest Rate payable annually in arrear on each Interest Payment Date.

(b)  INTEREST ON FLOATING RATE EARNS

     The floating rate EARNs bear interest on the nominal amount of the EARNs from the Issue Date at the Interest Rate (which shall be the Reference Rate plus or minus the Margin) payable in arrear on each Interest Payment Date.

     The Reference Rate shall, unless otherwise set out in the relevant Prospectus Supplement, be EURIBOR.

     The Interest Rate per annum payable from time to time in respect of the EARNs will be determined by the Calculation Agent on the following basis:

     (i) The Calculation Agent will ascertain the offered Reference Rate for the relevant Interest Period of euro deposits which appears on the Relevant Screen Page as of 11:00 a.m. (Brussels time) on the relevant Interest Determination Date (as defined below) (or such other page or service as may be equivalent to it or replace it for the purpose of displaying interbank offered rates of major banks for deposits in euro principally in the region comprised of member states of the European Union that have on the Interest Determination Date adopted the euro (the "eurozone"));

    (ii) if such rate is not available, the Calculation Agent will request the principal offices of five major banks in the eurozone selected by it in the interbank market (the "Reference Banks") to provide the Calculation Agent with their offered quotations (expressed as a rate per annum) for interbank deposits in euro to leading banks in the eurozone interbank market for a period equal to the relevant Interest Period as at approximately 11:00 a.m. (Brussels time) on the Interest Determination Date. The Interest Rate for such Interest Period shall be the arithmetic mean (rounded, if necessary, to the nearest one hundred thousandth of one per cent., with halves being rounded up) of such offered quotations, plus or minus the Margin, as determined by the Calculation Agent. All currency amounts that fall due and payable shall be rounded to the nearest cent, with halves being rounded up;

   (iii) if two or three only of the Reference Banks provide the Calculation Agent with such quotations, the Interest Rate for the relevant interest period shall be determined in accordance with (ii) above on the basis of the quotations of those Reference Banks providing such quotations. If fewer than two quotations are provided as requested, the Interest Rate will be the arithmetic mean of the rates quoted by other major banks in the eurozone, selected by the Calculation Agent, at approximately 11:00 a.m., Brussels time, on the Interest Determination Date for loans in euro to leading European banks for the Interest Period; and

    (iv) if the Calculation Agent is unable to determine the Interest Rate for an Interest Period in accordance with (i), (ii), or (iii) above, the Interest Rate for such Interest Period shall be the Interest Rate in effect for the last preceding Interest Period to which (i),
          (ii), or (iii) above shall have been applied.

As used in this Condition "Interest Determination Date" means, in respect of each Interest Period, the second euro Business Day prior to the commencement of the Interest Period to which such offered rate will apply. "Interest Period" means the period starting on and including the Interest Commencement Date and ending on but excluding the first Interest Payment Date and each subsequent period starting on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date.

The Fiscal Agent shall publish the Interest Rate for each Interest Period, the amount of interest payable in respect of each EARN for such Interest Period and the relevant Interest Payment Date in accordance with Condition 8, if requested by the relevant stock exchange. It is expected that publication will be made no later than the fifth euro Business Day following the relevant Interest Determination Date.

(c)  DAY-COUNT FRACTION

     (i) Where interest is to be calculated for fixed rate EARNs in respect of a period of less than one year, it will be calculated on the basis of the actual number of days elapsed divided by the actual number of days in the period from and including the immediately preceding Interest Payment Date (or, if none, the immediately preceding anniversary of the first Interest Payment Date) to but excluding the next scheduled Interest Payment Date.

     (ii) Where interest is to be calculated for floating rate EARNs it will be calculated on the basis of the actual number of days elapsed divided by 360 days.

Provided that, if EIB determines, with the agreement of the Fiscal Agent (which shall not be unreasonably withheld), that the then market practice in respect of euro denominated internationally offered securities, as applicable, is different from that specified in clauses (i) and / or (ii) above, such clauses shall be deemed to be amended so as to comply with such market practice and EIB shall promptly notify the holders of the EARNs, the stock exchange(s) (if any) on which the EARNs may be listed and the Paying Agents of such amendments.

"euro Business Day" means a day on which the Trans-European Automated Real-time Gross settlement Express Transfer system ("TARGET") is operating.

(d)  INTEREST ACCRUAL

     The EARNs will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused.


3. REDEMPTION AND PURCHASE

Unless previously redeemed or purchased and cancelled as described herein, EIB will redeem the EARNs at par on the Maturity Date.

EIB shall have the right at any time to purchase EARNs in the open market or otherwise. Any EARNs so purchased may be resold at EIB's discretion, if not surrendered to the Fiscal Agent for cancellation.


4. PAYMENTS

Payments in respect of principal and interest will be made against surrender of EARNs at the specified offices of the Paying Agents for the time being. The specified offices of the initial Paying Agents appear at the foot of these Terms and Conditions.

Payments will be made in euro by credit or transfer to a euro account specified by the payee. Payments will be subject in all cases to any fiscal or other laws and regulations applicable thereto. Consequently, neither EIB nor any Paying Agent will make any additional payments in the event of a withholding being required in respect of any payment under or in connection with the EARNs. Neither EIB nor any Paying Agent shall be liable to any holder of an EARN or other person for any commissions, costs, losses or expenses in relation to or resulting from such payments.

Payment of principal or interest on the EARNs may only be made on a day that is a euro Business Day. In case of fixed rate EARNs, if any day for payment of principal or interest on the EARNs is not a euro Business Day such payment shall be made on the first following day that is a euro Business Day, and the holders of such EARNs shall not be entitled to any interest or other sums in respect of such postponed payment.

In case of floating rate EARNs if any day for payment of principal or interest on the EARNs is not a euro Business Day, such date shall be postponed to the next day that is a euro Business Day unless it would thereby fall into the next calendar month, in which event (i) such date shall be brought forward to the immediately preceding euro Business Day and (ii) each subsequent such date shall be the last euro Business Day of the month in which such date would have fallen had it not been subject to adjustment.

EIB reserves the right at any time to vary or terminate the appointment of the Fiscal Agent or any other Paying Agent and to appoint another fiscal agent or additional or other paying agents provided that it will at all times while any EARN is outstanding maintain (i) a fiscal agent; and (ii) so long as the EARNs are listed on any stock exchange and if the rules of that stock exchange so require, a paying agent having a specified office in the city of that stock exchange. Notice of any such termination or appointment and of any changes in the specified office of any Paying Agent will be given to the holders of the EARNs in accordance with Condition 8.

5. STATUS OF THE EARNS AND NEGATIVE PLEDGE

The EARNs will be unconditional, direct and general obligations of EIB in accordance with their terms for their payment and performance. The EARNs will rank pari passu with any present or future indebtedness of EIB represented by any unsubordinated notes, bonds or other securities, except indebtedness (i) incurred for all or part of the purchase price of property purchased by EIB and
(ii) secured by any mortgage, pledge or other security interest on such property but otherwise ranking pari passu with the EARNs. If EIB shall in the future secure any such present or future indebtedness by any mortgage, pledge or other security interest on any of its present or future assets or revenues (other than mortgages, pledges or security interests on property purchased by EIB as security for all or part of the purchase price), the EARNs will be secured by such mortgage, pledge or other security interest equally and rateably with such indebtedness, and the instrument creating such mortgage, pledge or other security interest will expressly so provide.

6. DEFAULT

The holder of any EARN may, by written notice to EIB delivered before all defaults shall have been remedied, cause such EARN to become due and payable, together with accrued interest thereon to the date of payment, as of the date on which the said notice of acceleration is received by EIB in the event that:

(a) EIB shall default in any payment of interest in respect of any of the EARNs and such default shall not have been remedied by payment thereof within 30 days; or

(b) EIB shall default in the due performance of any of its other obligations in respect of the EARNs and such default shall continue for a period of 30 days after written notice thereof shall have been given by the holder of any EARN to EIB at its office at 100 Boulevard Konrad Adenauer, L-2950 Luxembourg or at such other address as shall be notified to the holders of the EARNs in accordance with Condition 8; or

(c) any other indebtedness of EIB for borrowed money shall become due and payable prior to the stated maturity thereof as a result of a default thereunder or any such indebtedness shall not be paid at the maturity thereof as extended by any applicable grace period therefor or any guarantee given by EIB for borrowed money shall not be honoured within 30 days when due and called upon in accordance with its terms.

7. PRESCRIPTION

Interest will cease to be payable after five years from the relevant Interest Payment Date and principal after ten years from the due date for payment thereof.

8. NOTICES

Any notice to holders of EARNs shall be validly given if published in the Luxemburger Wort (Luxembourg) and the Financial Times (United Kingdom) and such other newspapers or publications as may be required by the rules of the stock exchanges on which the EARNs may from time to time be listed or, if any such newspaper or publication shall cease to be published or timely publication therein shall not be practicable, in such other newspapers as the Fiscal Agent shall deem necessary to give fair and reasonable notice to holders of EARNs. Any such notice shall be deemed to have been given on the date of the last publication provided above.

9. FURTHER ISSUES AND CONSOLIDATION

EIB may from time to time, without the consent of the holders of EARNs, create and issue further notes so as to be consolidated and form a single issue with the EARNs. EIB may further, from time to time, without the consent of the holders of EARNs, consolidate EARNs with one or more issues of other notes issued by it, whether or not originally issued in euro, provided that such other notes have been redenominated in euro (if not originally denominated in euro) and otherwise have in respect of all periods subsequent to such consolidation, the same conditions as the EARNs.

10. GOVERNING LAW AND JURISDICTION


The EARNs are governed by, and shall be construed in accordance with, the laws of the Grand Duchy of Luxembourg. Claims against EIB thereunder may be brought before any competent court in Luxembourg, Grand Duchy of Luxembourg or any other country where EIB shall hereafter have its legal seat.

                                BOOK-ENTRY SYSTEM

FORM OF EARNS

The EARNs will be represented by (i) a fully registered global certificate (the "DTC Global EARN") registered in the name of Cede & Co. as nominee for The Depositary Trust Company ("DTC" and (ii) a global certificate in bearer form (the "European Global EARN" and, together with the DTC Global EARN, the "Global EARNs").

Both the DTC Global EARN and the European Global EARNs will be deposited, until all obligations of EIB under the EARNs are satisfied, with a custodian and common depositary (the "EARN Depositary") for DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme, Luxembourg ("Clearstream, Luxembourg"). Your beneficial interests in the Global EARNs will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear and Clearstream, Luxembourg.

REGISTRATION

When the Global EARNs are issued, EIB expects that Euroclear, Clearstream, Luxembourg and DTC or its nominee will credit on their book-entry registration and transfer system the respective principal amounts of the EARNs represented by the Global EARNs to the accounts of persons that have accounts with Euroclear, Clearstream, Luxembourg and DTC or its nominee ("participants"), respectively. The accounts to be credited shall be designated by the primary dealers and dealers. Ownership of beneficial interests in the Global EARNs will be limited to participants or persons that may hold interests through participants. Your beneficial interests will not be held in definitive form. Ownership of beneficial interests in the Global EARNs will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear, Clearstream, Luxembourg, and DTC or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). If you are an owner of beneficial interests in the Global EARNs (and you are not a participant) you will not receive written confirmation from Euroclear, Clearstream, Luxembourg or DTC of your purchases. Each beneficial owner is entitled to receive upon request written confirmation providing details of the transaction as well as periodic statements of its holdings from Euroclear, Clearstream, Luxembourg and DTC (if the beneficial owner is a participant) or from the participant through which the beneficial owner entered into the transaction (if the beneficial owner is not a participant).

The laws of some states of the United States require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in the Global EARNs.

PAYMENTS OF INTEREST AND PAYMENTS AT MATURITY

Any payment of principal or interest due on the EARNs on any interest payment date or at maturity will be made available by EIB to the Fiscal Agent or any Paying Agent on or before the date on which the holder of an EARN could claim the relevant payment. On the respective payment date, the Fiscal Agent and/or any Paying Agent will make such payments to Euroclear, Clearstream, Luxembourg and DTC or its nominee, as the case may be, in accordance with arrangements between the Fiscal Agent and/or any Paying Agent and Euroclear, Clearstream, Luxembourg and DTC or its nominee. Euroclear, Clearstream, Luxembourg and DTC or its nominee, upon receipt of any payment of principal or interest, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global EARNs as shown on the records of Euroclear, Clearstream, Luxembourg and DTC or its nominee, and such payments will be the responsibility of such clearing systems. Payments by participants to owners of beneficial interests in the Global EARNs held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. Interest payments shall be made on each Interest Payment Date to the holders of EARNs as at the close of business on the 10th calendar day immediately preceding such Interest Payment Date (the "Record Date"). The Record Date may be changed by agreement among EIB, the Fiscal Agent and all applicable securities clearing systems. Neither EIB nor the Fiscal Agent nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global EARNs or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

PROOF OF OWNERSHIP

So long as a depositary, or its nominee, is the registered owner or holder, as the case may be, of a Global EARN, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the EARNs represented by the Global EARNs for all purposes of the EARNs. If you are an owner of beneficial interests in the Global EARNs, you will not be entitled to have the EARNs represented by the Global EARNs registered in your name and you will not receive or be entitled to receive physical delivery of definitive EARNs in bearer form. Accordingly, each person owning a beneficial interest in the Global

EARNs must rely on the procedures of Euroclear, Clearstream, Luxembourg and DTC or its nominee and, if the person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of EARNs.

TRANSFERS OF THE GLOBAL EARNS

The Global EARNs cannot be transferred without the prior written consent of EIB and except in combination and as a whole by the EARN Depositary to another custodian and common depositary for the Global EARNs or to a successor of such other custodian and common depositary, provided that such subsequent custodian and common depository or successor, as the case may be, expressly agrees to abide by such restrictions to transfer.

DTC, EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

DTC has informed us that:

DTC is a limited-purpose trust company organised under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act.

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organisations, some of whom (and/or their representatives) own DTC.

Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Euroclear and Clearstream, Luxembourg have informed us that:

Euroclear and Clearstream, Luxembourg each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders.

Euroclear and Clearstream, Luxembourg provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depository and custodial relationships.

Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Euroclear and Clearstream, Luxembourg customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream, Luxembourg is available to other institutions which clear through or maintain a custodial relationship with an account holder of either system.

THE FOLLOWING ARRANGEMENTS WILL APPLY TO THE EARNS:

Initial settlement for the EARNs will be made in immediately available euro funds (i.e., for value on the date of delivery of the EARNs). Dealers are prepared to arrange for currency conversions into euro to enable investors to make payment in euro. See "Currency Conversions and Foreign Exchange Risks".

If you elect to hold your EARNs through DTC, you will have to follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC, if these payments are effected in U.S. dollars, or, if these payments are not effected in U.S. dollars, free of payment (in such case, separate payment arrangements outside of DTC are required to be made).

Investors electing to hold their EARNs through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds.

Your beneficial interests in the Global EARNs will be represented, and transfers of these beneficial interests will be effected, through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream, Luxembourg. Investors may elect to hold interests in the EARNs through any of DTC, Euroclear or Clearstream, Luxembourg if they are participants of these systems, or indirectly through organisations which are participants in these systems.

All EARNs will be recorded in a register maintained by the Fiscal Agent. The Fiscal Agent will be responsible for:

maintaining a record of the aggregate holdings of all outstanding EARNs evidenced by the DTC Global EARN and the European Global EARN;

registering transfers between DTC, on the one hand, and Euroclear or Clearstream, Luxembourg, on the other hand;

ensuring that payments of principal and interest in respect of the EARNs received by the Fiscal Agent from EIB are duly credited to the holders of the EARNs; and

transmitting to EIB any notices from the holders of the EARNs.

TRADING BETWEEN EUROCLEAR AND/OR CLEARSTREAM, LUXEMBOURG ACCOUNTHOLDERS

Secondary market sales of book-entry interests in the EARNs held through Euroclear or Clearstream, Luxembourg to purchasers of book-entry interests in the EARNs through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

TRADING BETWEEN DTC PARTICIPANTS

Secondary market sales of book-entry interests in the EARNs between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC's Same Day Funds Settlement System.

TRADING BETWEEN DTC SELLER AND EUROCLEAR/CLEARSTREAM, LUXEMBOURG PURCHASER

When book-entry interests in EARNs are to be transferred from the account of a DTC participant holding a beneficial interest in any DTC Global EARN to the account of a Euroclear or Clearstream, Luxembourg accountholder wishing to purchase a beneficial interest in any European Global EARN, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 3:00 p.m. New York City time, on the settlement date. On the settlement date, the EARN Depositary, or any successor custodian and common depositary, will (i) decrease the amount of EARNs evidenced by the DTC Global EARN, (ii) increase the amount of EARNs evidenced by the European Global EARN and (iii) advise the Fiscal Agent and the Registrar accordingly. Book-entry interests will be delivered to Euroclear or Clearstream, Luxembourg, as the case may be, for credit to the relevant accountholder on the first business day following the settlement date. The record date for payment of interest shall be determined in the manner set forth above under "Description of EARNs-Interest."

TRADING BETWEEN EUROCLEAR/CLEARSTREAM, LUXEMBOURG SELLER AND DTC PURCHASER

When book-entry interests in the EARNs are to be transferred from the account of a Euroclear or Clearstream, Luxembourg accountholder to the account of a DTC participant wishing to purchase a beneficial interest in any DTC Global EARN, the Euroclear or Clearstream, Luxembourg participant must send delivery instructions to Euroclear by 10:00 a.m. Brussels time for custody exchange instructions received by telex and by 3:00 p.m. Brussels time for custody exchange instructions received through SWIFT or Euclid and to Clearstream, Luxembourg by 7:45 p.m. Luxembourg time, one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg, as the case may be, will in turn transmit appropriate instructions to the EARN Depositary, or any successor custodian and common depositary, and the Fiscal Agent to arrange delivery to the DTC participant on the settlement date. On the settlement date, the EARN Depositary, or any successor custodian and common depositary, will (i) deliver such book-entry interests in the EARNs to the relevant account of the DTC participant, (ii) decrease the amount of EARNs evidenced by the European Global EARN, (iii) increase the amount of EARNs evidenced by the DTC Global EARN and (iv) advise the Fiscal Agent and the Registrar accordingly. The record date for payment of interest will be determined in the manner set forth above under "Description of EARNs-Interest."

Although the above sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the EARNs among participants of DTC, Clearstream Luxembourg and Euroclear, neither of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

None of EIB, any agent or manager or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the Securities Act, will have any responsibility for the performance by DTC, Euroclear, Clearstream, Luxembourg or their respective direct or indirect participants or accountholders or their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

                CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS

CURRENCY CONVERSIONS

Initial purchasers are required to make payments in euros. Dealers are prepared to arrange for currency conversions into euros to enable investors to make payments in euros. Each such conversion will be made by such Dealer on such terms and subject to such conditions, limitations and charges as such dealer may from time to time establish in accordance with its regular foreign exchange practices, and subject to applicable laws and regulations. All costs of conversion will be borne by such investors. See "-Foreign Exchange Risks".

Notwithstanding the payment provisions described under "Description of Securities-Payments" above, investors who hold beneficial interests in the EARNs, directly or indirectly, through DTC will be paid in U.S. dollars converted from such payments in euros by the Fiscal Agent, unless a registered holder, on behalf of any such owner of beneficial interests, elects to receive payments in euros. All costs of conversion, if any, will be borne by holders of beneficial interests in the DTC Global EARN receiving U.S. dollar payments by deduction from those payments. The U.S. dollar amount of any payment of principal or interest to be received by such a registered holder not electing to receive payments in euros, as the case may be, will be based on the Fiscal Agent's bid quotation, at or prior to 11:00 a.m., New York time, on the second New York Business Day (as defined below) preceding the applicable payment date, for the purchase of U.S. dollars with euros, for settlement on such payment date. If this bid quotation is not available, all such payments will be made in euros. As long as EARNs continue to be represented by the DTC Global EARN, euros converted into U.S. dollars will be paid to Cede & Co. for payment to participants in DTC (each a "DTC Participant") in accordance with customary procedures established from time to time by DTC.

An owner of a beneficial interest in the DTC Global EARN may receive payment in respect of principal of or interest on the EARNs in euros, by notifying the DTC Participant through which its beneficial interest in the DTC Global EARN is held on or prior to the Record Date of (i) such investor's election to receive such payment in euros, and (ii) wire transfer instructions to an account entitled to receive the relevant payment. The DTC Participant must notify DTC of such election and wire transfer instructions on or prior to the second New York Business Day after the Record Date for any payment of interest and on or prior to the eighth day prior to the payment of principal. DTC will notify the Fiscal Agent of such election and wire transfer instructions on or prior to the fourth New York Business Day after the Record Date for any payment of interest and on or prior to the sixth day prior to the payment of principal. If complete instructions are received by the DTC Participant and forwarded by the DTC Participant to DTC and by DTC to the Fiscal Agent on or prior to such dates, the investor will receive payment in euros, outside DTC; otherwise only U.S. dollar payments will be made by the Fiscal Agent. All costs of such payment by wire transfer will be borne by registered holders receiving such payments by deduction from such payments.

A "New York Business Day" means a day all banking institutions are not authorized or obligated by law or executive order to be closed in The City of New York.

Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see "-Foreign Exchange Risks" below.

FOREIGN EXCHANGE RISKS

An investment in the EARNs entails significant risks not associated with a similar investment in a security denominated and payable in the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities or maintains its accounts (the "home currency"). Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the euro. Such risks generally depend on events over which EIB has no control, such as economic and political events and the supply of and demand for euros and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the EARNs. For additional information regarding exchange rates, see the Notes to the Financial Statements in Exhibit I to EIB's Annual Reports on Form 18-K referred to above. Depreciation of the euro against the relevant home currency could result in a decrease in the effective yield of such EARN below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

                            UNITED STATES TAXATION
General

This section summarizes the material U.S. tax consequences to holders of EARNs. It represents the views of our counsel, Cravath, Swaine & Moore. However, the discussion is limited in the following ways:

o The discussion only covers you if you buy your EARNs in the initial offering at the initial offering price to the public.

o The discussion only covers you if your functional currency is the U.S. dollar and you hold your EARNs as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

o The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of EARNs. We suggest that you consult your tax advisor about the consequences of holding EARNs in your particular situation.

o The discussion is based on current law. Changes in the law may change the tax treatment of the EARNs.

o    The discussion does not cover state, local or foreign law.

o The discussion generally does not apply to you if you are a Non-U.S. Holder of EARNs (as defined below) and if you are a bank making a loan in the ordinary course of its business.

o We have not requested a ruling from the IRS on the tax consequences of owning the EARNs. As a result, the IRS could disagree with portions of this discussion.

IF YOU ARE CONSIDERING BUYING EARNS, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF HOLDING THE EARNS IN YOUR PARTICULAR SITUATION. IN ADDITION, WITH RESPECT TO EACH ISSUE OF EARNS, THE FOLLOWING DISCUSSION WILL BE SUPPLEMENTED AND/OR REPLACED BY THE DESCRIPTION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH IN THE APPLICABLE PROSPECTUS SUPPLEMENT.

TAX CONSEQUENCES TO U.S. HOLDERS

This section applies to you if you are a "U.S. Holder". A "U.S. Holder" is:

o    an individual U.S. citizen or resident alien;

o a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

o an estate or trust whose world-wide income is subject to U.S. federal income tax.

If a partnership holds EARNs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding EARNs, we suggest that you consult your tax advisor.

Interest

All holders of EARNs will be taxable on the U.S. dollar value of euros payable as interest on the EARNs, whether or not they elect to receive payments in euros. If you receive interest in the form of U.S. dollars, you will be considered to have received interest in the form of euros and to have sold those euros for U.S. dollars. For purposes of this discussion, "spot rate" generally means a currency exchange rate that reflects a market exchange rate available to the public for euros.

o If you are a cash method taxpayer (including most individual holders), you will be taxed on the value of the euros when you receive them (if you receive euros) or when you are deemed to receive them (if you receive U.S. dollars). The value of the euros will be determined using the "spot rate" in effect at such time.

o If you are an accrual method taxpayer, you will be taxed on the value of the euros as the interest accrues on the EARNs. In determining the value of the euros for this purpose, you may use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). The average rate for an accrual period (or partial period) is the simple average of the spot rates for each business day of such period, or other average exchange rate for the period reasonably derived and consistently applied by you. When interest is actually paid, you will generally also recognize exchange gain or loss, taxable as ordinary income or loss, equal to the difference between (a) the value of the euros received as interest, as translated into

     U.S. dollars using the spot rate on the date of receipt, and (b) the U.S. dollar amount previously included in income with respect to such payment. If you receive interest in the form of U.S. dollars, clause (a) will be calculated on the basis of the value of the euros you would have received instead of the U.S. dollars. If you do not wish to accrue interest income using the average exchange rate, certain alternative elections may be available.

o Your tax basis in the euros you receive (or are considered to receive) as interest will be the aggregate amount reported by you as income with respect to the receipt of the euros. If you receive interest in the form of euros and subsequently sell those euros, or if you are considered to receive euros and those euros are considered to be sold for U.S. dollars on your behalf, additional tax consequences will apply as described in "Sale of euros".

o If you hold EARNs issued at a price less than their redemption price, you may be subject to special rules relating to debt instruments bearing "original issue discount" and you should consult the appropriate Prospectus Supplement for a discussion of the material United States federal income tax consequences relating to such EARNs.

Sale or Retirement of EARNs

On the sale or retirement of your EARNs:

o If you receive the principal payment on your EARNs in the form of U.S. dollars, you will be considered to have received the principal in the form of euros and to have sold those euros for U.S. dollars.

o You will have taxable gain or loss equal to the difference between the amount received or deemed received by you and your tax basis in the EARNs. If you receive (or are considered to receive) euros, those euros are valued for this purpose at the spot rate of the euros. Your tax basis in the EARNs is the U.S. dollar value of the euros amount paid for the EARNs, determined on the date of purchase.

o Any such gain or loss (except to the extent attributable to foreign currency gain or loss) will be capital gain or loss, and will be long term capital gain or loss if you held the EARNs for more than one year.

o You will realize foreign currency gain or loss to the extent the U.S. dollar value of the euros paid for the EARNs, based on the spot rate at the time you dispose of the EARNs, is greater or less than the U.S. dollar value of the euros paid for the EARNs, based on the spot rate at the time you acquired the EARNs. Any resulting foreign currency gain or loss will be ordinary income or loss. You will only recognize such foreign currency gain or loss to the extent you have gain or loss, respectively, on the overall sale or retirement of the EARNs.

o If you sell an EARN between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the EARNs but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

o Your tax basis in the euros you receive (or are considered to receive) on sale or retirement of the EARNs will be the value of euros reported by you as received on the sale or retirement of the EARNs. If you receive euros on retirement of the EARNs and subsequently sell those euros, or if you are considered to receive euros on retirement of the EARNs and those euros are considered to be sold for U.S. dollars on your behalf, or if you sell the EARNs for euros and subsequently sell those euros, additional tax consequences will apply as described in "Sale of euros".

Sale of euros

O If you receive (or are considered to receive) euros as principal or interest on an EARN, and you later sell (or are considered to sell) those euros for U.S. dollars, you will have taxable gain or loss equal to the difference between the amount of U.S. dollars received and your tax basis in the euros. In addition, when you purchase an EARN in euros, you will have taxable gain or loss if your tax basis in the euros is different from the U.S. dollar value of the euros on the date of purchase. Any such gain or loss is foreign currency gain or loss taxable as ordinary income or loss.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

o Assuming you hold your EARNs through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your EARNs, unless an exemption applies.

o Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

o If you are subject to these requirements but do not comply, the intermediary must withhold at a rate that is not generally in excess of 31% of all amounts payable to you on the EARNs (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

o All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organisations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is:

o    an individual that is a nonresident alien;

o a corporation or entity taxable as a corporation for U.S. federal income tax purposes organised or created under non-U.S. law; or

o an estate or trust that is not taxable in the U.S. on its worldwide income.

Withholding Taxes

Payments of principal and interest on the EARNs will not be subject to U.S. withholding taxes.

Income Taxes

Generally, you will not be subject to U.S. federal income tax on receipt of interest on the EARNs or on any gain from a sale or disposition of the EARNs. You will, however, be subject to U.S. federal income tax on such interest and gains:

o if you conduct a United States trade or business through an office or fixed place of business in the United States to which the interest or sale is attributable;

o if you are an individual, you are present in the United States 183 days during the year in which you dispose of an EARN and certain other conditions are met; and

o if you are a corporation, you may be subject to an additional "branch profits tax" on your earnings that are effectively connected with your U.S. trade or business (including earnings from the EARNs).

Estate Taxes

If you are an individual, your EARNs will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the EARNs were not connected to a trade or business that your were conducting in the U.S. and you did not own 10% or more of the voting stock of EIB.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

o Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the appropriate tax certifications. The exemption does not apply if the recipient of the applicable certification knows or has reason to know it is false. In addition, interest payments made to you may be reported to the IRS on Form 1042-S.

o Sale proceeds you receive on a sale of your EARNs through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not generally backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

                          VALIDITY OF THE SECURITIES

The validity of the EARNs will be passed upon for EIB by the Legal Affairs Directorate of EIB and by Cravath, Swaine & Moore, New York, New York, United States counsel for EIB, and for the Dealers by Arendt & Medernach, Luxembourg and by Sullivan & Cromwell, New York, New York. All statements in this Prospectus with respect to the Treaty and the Statute have been passed upon by the Legal Affairs Directorate of EIB, and are included upon its authority. In rendering their opinions, Cravath, Swaine & Moore and Sullivan & Cromwell will rely as to matters of the law of the European Community and the Member States upon the opinion of the Legal Affairs Directorate of EIB, and as to matters of the law of the Grand Duchy of Luxembourg upon the opinion of Arendt & Medernach.

                                    EXPERTS

The financial statements incorporated in this Prospectus by reference to EIB's Annual Reports on Form 18-K for the years ended December 31, 2000 and December 31, 2001 have been incorporated in reliance on the reports of Ernst & Young, societe anonyme, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

A Registration Statement with respect to the EARNs has been filed by us with the Commission under the Securities Act and the rules and regulations promulgated thereunder. Additional information concerning EIB and the EARNs, including opinions of counsel in respect of the validity of the EARNs, may be found in the Registration Statement, including various exhibits attached to it, which may be inspected at the offices of the Commission.

Nothing under "description of Securities-Governing Law and Jurisdiction" shall serve as a limitation on claims that may be brought under the United States Federal securities laws. The United States Foreign Sovereign Immunities Act of 1976 may provide an effective means of service and preclude the assertion of sovereign immunity in actions brought under the United States Federal securities laws. With respect to execution, such Act provides that commercial property located in the United States of an agency or instrumentality of a foreign state may be levied upon for the satisfaction of judgments rendered against it by United States courts in connection with its commercial activities. However, the property and assets of EIB within the Member States are not subject to attachment or to seizure by way of execution without the authorization of the Court of Justice. Notwithstanding the foregoing, any claims against EIB under the EARNs may be brought only in the manner set forth above under "description of Securities-Governing Law and Jurisdiction".

Attention is drawn to the following information, some of which is required by the rules of the Luxembourg Stock Exchange:

(1) EIB has obtained all necessary consents, approvals and authorisations in connection with the setting up of the EARNs Facility. Each issue of EARNs shall be authorized in accordance with the normal procedures of EIB.

(2) EARNs have been accepted for clearance through the Euroclear and Clearstream, Luxembourg systems and may be accepted for clearance through such other clearing system as may be provided in the relevant Prospectus Supplement. The Common Code and the International Securities
     Identification Number (ISIN) for each series of EARNs will be set out in the relevant Prospectus Supplement.

(3) The Luxembourg Stock Exchange has allocated to the facility the number 12146 for listing purposes. Application will be made for the EARNs issued under the facility to be listed on the Luxembourg Stock Exchange. Application may also be made to list a series of EARNs on one or more other stock exchanges in the European Community or elsewhere.

(4) So long as EARNs are capable of being issued under the Facility, copies of the following documents will, when published, be available from the registered office of EIB and from the specified office of the Fiscal Agent for the time being in Luxembourg:

     (i)   the Statute of EIB;

     (ii) the most recently published audited annual financial statements of EIB and additional financial information, if any , filed by EIB with securities market authorities;

     (iii) the Dealer Agreement and the Agency Agreement;

     (iv)  a copy of this Offering Circular;

     (v) any future information memoranda, prospectuses, offering circulars and supplements including Pricing Supplements (save that a Pricing Supplement relating to an unlisted EARN will only be available for inspection by a holder of such EARN and such holder must produce evidence satisfactory to the relevant Paying Agent as to its holding of EARNs and identity) to this Offering Circular and any other documents incorporated herein or therein by reference.

(5) The Board of Governors of EIB has decided in the Annual Meeting held on 4 June 2002 as follows:

     A.   That the capital of EIB be increased as follows:

          o the capital subscribed by the Member States shall be raised pro rata, with effect from 1 January 2003, by 50 percent from EUR 100 000 million to EUR 150 000 million, so as to arrive at the following amounts:

                                               EUR
               Germany                   26 649 532 500
               France                    26 649 532 500
               Italy                     26 649 532 500
               United Kingdom            26 649 532 500
               Spain                      9 795 984 000
               Belgium                    7 387 065 000
               Netherlands                7 387 065 000
               Sweden                     4 900 585 500
               Denmark                    3 740 283 000
               Austria                    3 666 973 500
               Finland                    2 106 816 000
               Greece                     2 003 725 500
               Portugal                   1 291 287 000
               Ireland                      935 070 000
               Luxembourg                   187 015 500

               TOTAL                    150 000 000 000


          o Additional Reserves of EIB in the amount of EUR 3 717 059 887 be considered as free reserves;

          o of the free reserves, EUR 1 500 000 000 be transformed into paid-in capital by way of transfer from EIB's Additional Reserves to its capital;

          o with effect from 1 January 2003 this capital shall be deemed to be part of the subscribed and paid-in capital, so increasing EIB's paid-in capital from EUR 6 000 million to EUR 7 500 million;

          o of the free reserves, the balance of EUR 2 217 059 887 be transferred to EIB's Statutory Reserve Fund;

     B.   That EIB's Statute shall be amended as follows:

          o As from 1 January 2003, the first subparagraph of Article 4(1) of EIB's Statute shall read:

               "The capital of the Bank shall be one hundred and fifty thousand million (150,000,000,000) euro, subscribed by the Member States as follows:

               Germany                   26 649 532 500
               France                    26 649 532 500
               Italy                     26 649 532 500
               United Kingdom            26 649 532 500
               Spain                      9 795 984 000
               Belgium                    7 387 065 000
               Netherlands                7 387 065 000
               Sweden                     4 900 585 500
               Denmark                    3 740 283 000
               Austria                    3 666 973 500
               Finland                    2 106 816 000
               Greece                     2 003 725 500
               Portugal                   1 291 287 000
               Ireland                      935 070 000
               Luxembourg                   187 015 500

               TOTAL                    150 000 000 000

          o As from 1 January 2003, Article 5(1) of EIB's Statute shall read:

               "The subscribed capital shall be paid in by Member States to the extent of 5 percent on average of the amounts laid down in
               Article 4(1)".

     C. To appropriate the balance of the profit and loss account for the year ended 31 December 2001, which, after transfer of EUR 145 000 000 to the Fund for general banking risks, amounted to EUR 1 311 444 923, as follows:

          o EUR 750 000 000 to the new special supplementary reserve for venture capital operations and operations under the Structured Finance Facility. Transfers, in whole or in part, from this reserve to the funds allocated to venture capital operations and to the Structured Finance Facility will be effected on a decision by the Governors, it then being possible, on a decision by the Governors, to appropriate the amounts not transferred to these funds to another use and/or to the Additional Reserves.

          o deduction of EUR 908 728 from the funds allocated to venture capital operations following transfer of the net result on these operations as at 31 December 2001.

          o    the balance of EUR 562 353 651 to the Additional Reserves.

(6) The member states of the European Union are considering proposals to adopt a directive regarding the taxation of savings income. Under the proposals, member states would be required to provide to the tax authorities of another member state details of payments of interest made by a person within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states to opt instead for a withholding system for a transitional period in relation to such payments. These proposals are under discussion and the terms of any directive actually adopted may differ substantially from such proposals. Investors should rely on their own analysis of the proposals and should take advice from appropriate legal or taxation professionals.

(7)  On 12 September, 2002 EIB had the following EARNs outstanding:

               EARNs   4.50% due 15th February, 2003   EUR 3,359,796,072
               EARNs   5.25% due 15th April, 2004      EUR 6,188,037,320
               EARNs   3.875% due 15th April, 2005     EUR 5,000,000,472
               EARNs   4.875% due 15th April, 2006     EUR 5,000,000,000
               EARNs   4% due 15th January 2007        EUR 5,000,000,000
               EARNs   5.75% due 15th February, 2007   EUR 2,577,649,892
               EARNs   5% due 15th April, 2008         EUR 6,082,200,000
               EARNs   4% due 15th April, 2009         EUR 4,538,326,000
               EARNs   5.625% due 15th October, 2010   EUR 3,000,000,000
               EARNs   5.375% due 15th October, 2012   EUR 5,000,000,000

(8)      Market Making and Electronic Trading

     Some Dealers have entered into a market making arrangement with EIB. Quotations can be found on "EIBEARN01" pages in Reuters. All EARNs have been admitted for trading on electronic trading systems managed, directly or indirectly, by MTS-Societa` per il Mercato dei Titoli di Stato SpA. Some Dealers participate in such electronic trading systems in relation to EARNs in accordance with the procedures laid down by MTS in consultation with them.

(9) Other than registration with the Commission, no action is being taken by EIB, the Arrangers, the Dealers to permit a public offering of the EARNs, or the distribution of any document, in or from any jurisdiction where action would be required for such purpose. Accordingly, the EARNs may not be directly or indirectly offered or sold or any offering circular, prospectus, form of application, advertisement or other offering material distributed or published in any country or jurisdiction or to persons subject to any specific jurisdiction except in compliance with any applicable laws or regulations. In particular, no representation is made that the EARNs may be lawfully sold in compliance with any other applicable registration requirements and neither EIB, the Arrangers nor any of the Dealers assumes any responsibility for facilitating such sales.

     Agents, Dealers and underwriters may be entitled under agreements entered into with EIB to indemnification by EIB against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, Dealers or underwriters may be required to make in respect thereof. Agents, Dealers and underwriters or their respective affiliates may engage in transactions with or perform services for EIB in the ordinary course of business.

                      AUTHORIZED AGENT IN THE UNITED STATES

The Authorized Agent of EIB in the United States is:

                                Gunter O. Burghardt
                                Delegation of the European Commission
                                2300 M Street, N.W.
                                Washington, D.C. 20037

The information set forth herein, except the information appearing under the heading "Plan of Distribution" is stated on the authority of the President of EIB, in his duly authorized official capacity as President.

                                           EUROPEAN INVESTMENT BANK



                                           By:
                                              -------------------------------
                                           Name:  Philippe Maystadt
                                           Title: President

                      OFFICE OF EUROPEAN INVESTMENT BANK
                         100 Boulevard Konrad Adenauer
                               L-2950 Luxembourg




                                   ARRANGERS
      ABN AMRO BANK N.V.                                 BNP PARIBAS
       250 Bishopsgate                              10 Harewood Avenue
       London EC2M 4AA                                London NW1 6AA




               FISCAL AGENT, PAYING AGENT AND CALCULATION AGENT
                            BNP PARIBAS LUXEMBOURG
                              10A Boulevard Royal
                               L-2093 Luxembourg



                           LUXEMBOURG LISTING AGENT
                            BNP PARIBAS LUXEMBOURG
                              10A Boulevard Royal
                               L-2093 Luxembourg





                                 LEGAL ADVISORS

   CRAVATH, SWAINE & MOORE LLP                              LINKLATERS
       Worldwide Plaza                                Linklaters & Alliance
     825 Eighth Avenue                                    One Silk Street
   New York, NY 10019-7475                                London EC2Y 8HQ


     SULLIVAN & CROMWELL LLP                             ARENDT & MEDERNACH
      125 Broad Street                                8-10, rue Mathias Hardt
    New York, NY 1004-2498                               L-2010 Luxembourg



                                     II-2